                                                                     EXHIBIT 26


                                 CONFIDENTIAL MATTER
                                 -------------------

                                  AMENDMENT NO. 2 TO
                               POWER PURCHASE AGREEMENT
                                       BETWEEN
                      NEW YORK STATE ELECTRIC & GAS CORPORATION
                                         AND
                             SARANAC POWER PARTNERS, L.P.
                             ----------------------------

         THIS AMENDMENT made this 24th day of February 1994, by and between New York State Electric & Gas Corporation, a New York corporation having an office for the transaction of business in Binghamton, N.Y. ("Buyer"), and Saranac Power Partners, L.P., a Delaware limited partnership having an office for the transaction of business in Houston, Texas ("Seller"), amends that power purchase agreement between Buyer and Seller dated April 27, 1990 and amended August 29, 1991 (the "Agreement").

                                     WITNESSETH:

         WHEREAS, Buyer submitted to Seller a proposal for the amendment of the Agreement to provide for, among other things, Buyer's ability to schedule the operation of Seller's cogeneration facility to be located in Plattsburgh, New York (the "Plant"); and

         WHEREAS, it is the objective of Buyer to obtain, among other ratepayer benefits, increased operating flexibility associated with the ability to schedule the Plant; and

         WHEREAS, Buyer and Seller, pursuant to a letter of intent dated March 1, 1993, as amended, have met to negotiate the terms of such an amendment to the Agreement; and

         WHEREAS, as a result of those successful negotiations, Buyer and Seller desire to amend hereby the Agreement.

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration given by one party to the other, the sufficiency of which each party acknowledges, Buyer and Seller agree as follows:

         1. A new article, designated as Article XXI, is added to the Agreement and shall read as follows:

         ARTICLE XXI - SCHEDULING OF PLANT

         (1) SCHEDULING. Beginning with the latter of (a) the effective date of Amendment No. 2 to this Agreement or (b) the Commercial Operation Date, through the remaining term of this Agreement, and notwithstanding anything in this Agreement to the contrary, Buyer shall have the right to schedule the operation of the Plant in accordance with the scheduling instructions and operating procedures contained in Exhibit I to this Agreement; provided, however, that in no event shall Seller be required to operate the Plant in a manner inconsistent with (i) maintaining the Plant's status as a qualifying facility, as required by Section 1.1(b) of Article I hereof, and (ii) operating the Plant in conformity with all laws and governmental rules, regulations and permits applicable to the Plant and Seller during the term of this Agreement; provided further, however, that if Seller's operation of the Plant consistent with constraints (i) and
         (ii) above, or Sel-ler's failure to comply with the scheduling directions given by Buyer pursuant to this Article XXI, results in Seller failing to reduce the electric generation of the Plant in any Gas Supply Year for less than the number of megawatt hours scheduled by Buyer for that Gas Supply Year in accordance with the terms hereof (the "Requested Scheduling"), then Seller shall credit Buyer with the difference between the Requested Scheduling and the number of megawatt hours of electric generation reduction provided by Seller for that Gas Supply Year, which credit shall be applied toward the following

         Gas Supply Year, and Buyer shall be permitted to schedule the generation of the Plant in the following Gas Supply Year for 200,000 megawatt hours plus the number of megawatt hours credited from the prior Gas Supply Year. In the event that the number of megawatt hours available for scheduling by Buyer in any Gas Supply Year exceeds 240,000 megawatt hours, Buyer shall provide written notice of said exceedance on or before that date which is sixty (60) days after the commencement of a Gas Supply Year. Upon Seller's receipt of said written notice, Seller and Buyer shall engage in good faith negotiations for a period of sixty (60) days in order to finalize an amendment to this Agreement restoring to Buyer scheduling and other rights commensurate with those embodied in Amendment No. 2 to this Agreement. If Seller and Buyer fail to so finalize such an amendment within such sixty (60) day period, then Buyer shall have the option, in addition to other remedies and rights under this Agreement, to rescind Amendment No. 2 to this Agreement and, upon such rescission, Buyer's right to curtail the electric generation of the Plant shall be reinstated to the extent said right was waived under Amendment No. 2 to this Agreement; provided, however, that such option shall only apply if Buyer notifies Seller within sixty
         (60) days of the expiration of the sixty (60) day period for finalizing an amendment of its intent to rescind Amendment No. 2; provided, further, that any notice to rescind Amendment No. 2 pursuant to this Article XXI shall be in writing and any such notice shall state that the rescission of Amendment No. 2 shall be effective as of the last day of the first month that ends at least ten (10) business days after Seller receives such written notice.

         (2) WAIVER OF CURTAILMENT RIGHTS. Buyer shall not curtail Seller during the term of this Agreement pursuant to Article X hereof, or otherwise, due to the existence of conditions satisfying the requirements of section 292.304(f) of the PURPA regulations or pursuant to any order issued by the Commission in Cases 92-E-0814 and 88-E-081 that (i) interprets said section 292.304(f) and (ii) permits (utility-specific) curtailment. Neither Buyer nor Seller shall commence or join any judicial or regulatory proceeding seeking to overturn Amendment No. 2 to this Agreement.

         2. A new exhibit is added to the Agreement, and is attached hereto as Appendix A. This exhibit shall be entitled "Exhibit I - Operating Procedures," and shall be incorporated into and made a part of the Agreement.

         3. The first full paragraph of Article III of the Agreement is deleted in its entirety and is replaced with the following text:

         Seller agrees to deliver and make available to Buyer, and Buyer agrees to purchase from Seller, except as otherwise provided in this Agreement, all of the electric energy and capacity produced or made available by the Plant at the delivery point during the term of this Agreement, including any extension or renewal thereof, at the following rates:

         (a)  the purchase price for "Actual Generation" (as defined in Exhibit
              J) shall be the applicable rate set forth in Exhibit B to this Agreement.

         (b) the purchase price for "Available Generation" (as defined in Exhibit J) shall be the applicable rate set forth in Exhibit J to this Agreement.

         (c) to the extent that Seller delivers to the delivery point an amount of energy associated with more than 240 MW of capacity, as averaged over a five (5) minute period ("Excess Energy"), then Buyer shall pay for said Excess Energy at a rate equal to the lower of (i) ninety-five percent (95%) of Seller's Variable Cost at the time said energy was delivered, or (ii) eighty percent (80%) of Buyer's avoided energy cost as designated in Buyer's Service Classification No. 10 tariff, as the same may be amended or superseded ("SC-10"), which avoided energy cost shall not include the minimum rate referenced in Section 66-c of the New York Public Service Law. Buyer's avoided energy cost shall be calculated at a Transmission level (115 kV) and shall be time-differentiated (namely, separated into on-peak and off-peak rates). Seller shall not receive, and Seller hereby waives, any capacity payment for said Excess Energy and any energy payment for said Excess Energy greater than that rate provided under this subparagraph (c); provided, however, that if Buyer requests that Seller deliver Excess Energy to the delivery point, then
              Buyer shall pay a rate for such Excess Energy equal to the greater of (i) one hundred and five percent (105%) of Seller's Variable Cost at the time said energy is delivered, and (ii) eighty percent (80%) of Buyer's avoided energy cost as designated in SC-10.

         4. The first paragraph of Article IV of the Agreement is revised to read as follows:

         Buyer shall pay Seller via wire transfer, or such other agreed upon payment method, for the electric energy and capacity delivered or made available during the preceding calendar month, applying the price terms set forth in Article III. Buyer shall make said payment to Seller's account at such bank as Seller may from time to time designate in writing on or before the twenty-fifth (25th) day of each month. Buyer shall make said payment provided that Seller shall notify Buyer in writing, at least thirty (30) days in advance of a required payment hereunder, of any change in the account to which such payment is to be directed, and that, during any period that the Lenders (as defined in Exhibit B) hold a security interest in the Plant, such notice shall not be effective unless accompanied by a written authorization signed by a representative of the Lenders.
         Along with this payment, Buyer shall enclose a statement explaining how the payment amount was calculated.

         5. The text of the Article V entitled "Price for Electricity Sold to Buyer" is deleted in its entirety and replaced by "Reserved."

         6. The third paragraph of Article XI of the Agreement is deleted in its entirety.

         7. A new exhibit is added to the Agreement, and is attached hereto as Appendix B. This exhibit shall be entitled "Exhibit J - Payment for Available Generation," and shall be incorporated into and made a part of the Agreement.

         8. A new exhibit is added to the Agreement, and is attached hereto as Appendix C. This exhibit shall be entitled "Exhibit K - Payment for Start-Up Costs," and shall be incorporated into and made a part of the Agreement.

         9. A new article, designated Article XXII, is added to the Agreement and shall read as follows:

         ARTICLE XXII - REACTIVE POWER SUPPORT

         Seller shall provide to Buyer, upon Buyer's request, up to 40,000 MVAR
         - hours of reactive power support during each Gas Supply Year during the term of this Agreement. Buyer understands that, while the Plant's VAR capability varies with ambient temperature, in no event shall Seller be able to provide reactive power support from each of Seller's three (3) generators in excess of a power factor of 0.85 in the lag (namely, providing reactive power support to Buyer's system) and unity in the lead; provided, however, that in no case shall Seller be required to provide to Buyer MVAR in excess of the maximum level the Plant can generate without reducing the Plant's ability to generate 240 MW net output as measured at the delivery point, as said maximum level is designated in the D-curve provided by Seller hereunder. As part of the monthly statement provided by Buyer to Seller pursuant to
         Article IV of this Agreement, Buyer shall provide a written report of the amount of reactive power support provided by Seller during the prior month. Seller shall provide to Buyer, no later than thirty (30) days prior to the Date of Commercial Operation, the D-curve for each of the Plant's generators, which D-curves shall be updated by Seller and provided to Buyer on or before each January 1 during the term of this Agreement. Seller shall provide said reactive power support (a) upon Buyer's telephonic request to the Plant control room, followed by a confirming facsimile notice, the form of which facsimile notice shall be finalized by Seller and Buyer within ten (10) days following the execution by Seller and Buyer of Amendment No. 2 to this Agreement, and (b) without compensation from Buyer. Buyer's requests for reactive power support shall specify the magnitude of the VAR support to be provided by Seller. Unless Seller determines that, for Plant security reasons, the Plant must operate at some other power factor, Seller shall operate the Plant at the power factor capability requested by Buyer until otherwise notified by Buyer.

         10. A new article, designated Article XXIII, is added to the Agreement and shall read as follows:

         ARTICLE XXIII - COORDINATION OF MAINTENANCE

         Notwithstanding any other provision of this Agreement to the contrary, Seller shall provide to Buyer, on or before September 1st of each year during the term of this Agreement, a five-year schedule of maintenance outages for the Plant, which schedule shall provide (a) the duration of each outage and (b) the extent to which said maintenance outage(s) for the first year of said schedule may be rescheduled by Buyer, either earlier or later. Should the extent to which said maintenance outage can be rescheduled, either earlier or later, be equal to or less than one and one-half (1/1/2) months, Seller shall provide all documentation and information reasonably requested by Buyer supporting Seller's inability to reschedule the maintenance outage more than one and one-half (1/1/2) months. Seller shall schedule and coordinate these planned outages with Buyer and shall use reasonable efforts to conduct all deferable maintenance during Buyer's off-peak periods, which shall be defined as (a) those periods other than 7:00 am to 10:00 pm, Monday through Friday, and (b) the following holidays: New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day.

         Subject to the limitations in rescheduling as specified by Seller in accordance with the above paragraph, Buyer shall have the right to modify the first-year of the five-year schedule of maintenance outages submitted by Seller, without compensation to Seller, by providing written notice to Seller no later than sixty (60) days prior to the earlier of (a) the date the outage is being rescheduled by Buyer to commence, and (b) the date the outage was scheduled by Seller to commence. If Buyer provides less than sixty (60) days' written notice to Seller of its intent to modify Seller's maintenance schedule, Buyer shall compensate Seller for any incremental charges reasonably incurred by Seller under its fuel supply agreements and for Seller's other reasonably incurred incremental costs; provided, however, that Seller shall provide to Buyer, by facsimile transmission, a statement detailing these incremental charges within two (2) business days of Seller's receipt of Buyer's written notice. Seller's failure to provide this statement timely shall be deemed as an acceptance by Seller of Buyer's direction to modify the maintenance schedule without compensation from Buyer. Buyer shall have the right to rescind the notice to Seller within two (2) business days of Buyer's receipt of Seller's statement of incremental charges. In no event shall Seller be required to take any action to implement a revision to the maintenance schedule until Buyer's right to rescind has expired.

         Seller may modify its schedule of planned outages at any time subject to Buyer's consent, which consent shall not be unreasonably withheld. Seller shall provide to Buyer in writing the expected duration of a forced outage within forty-eight (48) hours after the start of the outage.

         11. A new article, designated as Article XXIV, is added to the Agreement and shall read as follows:

         ARTICLE XXIV - RIGHT OF FIRST REFUSAL

         Buyer shall have a right of first refusal with respect to the sale by Seller of any additional capacity, and associated energy, produced by the Plant above 240 MW (the "Additional Capacity"). Seller shall notify Buyer in writing of its receipt of any acceptable, bona fide offer from a third party for the purchase of all or part of the Additional Capacity. Within thirty (30) days from the date of its receipt of said notice from Seller, Buyer may provide written notice to Seller that it will purchase the Additional Capacity pursuant to the terms of said third party offer. If Buyer provides said notice to Seller, Buyer and Seller shall immediately commence negotiations for a power purchase agreement to memorialize the terms of said third party offer. If Buyer does not provide said notice to Seller, Seller may accept said third party offer and Buyer shall be deemed to have provided any written approval of such sale of power to a third party that might otherwise be required under Articles XII and XIII of this Agreement. Seller shall not sell any Additional Capacity to a third party unless Buyer has failed to exercise its right of first refusal hereunder.

         12. A new article, designated Article XXV, is added to the Agreement and shall read as follows:

         ARTICLE XXV - FUEL REMARKETING OBLIGATIONS

         Seller hereby acknowledges and agrees that, to the extent that Seller's fuel supplies exceed that amount of fuel that is needed (a) to operate the Plant consistent with maintaining its status as a qualifying facility, as required by Section 1.1(b) of Article 1 hereof, (b) to operate the Plant in compliance with its various governmental permits and authorizations (as in effect from time to time) and good utility and engineering practices, and (c) to operate the Plant so as to comply with Seller's obligations to supply steam to Seller's steam host, either party may undertake the exploration of various means for utilizing such excess fuel supplies for purposes other than consumption at the Plant for the mutual benefit of Seller and Buyer. Buyer hereby acknowledges and agrees that any means of utilizing Seller's fuel supplies that would require Seller to become a gas corporation under the New York State Public Service Law or would subject Seller to regulation by the New York State Public Service Commission or other federal or state governmental agency, or result in a reduction of net revenue to Seller, would not be to the mutual benefit of the Seller and Buyer and will not be undertaken under this
         Article XXV. Both parties agree to cooperate in good faith in exploring such mutually beneficial endeavors, which cooperation shall include (a) subject to any confidentiality restrictions or provisions, Seller providing to Buyer all information and documents pertaining to Seller's existing fuel supply and transportation arrangements reasonably required by Buyer and (b) the negotiation and execution of all necessary documents and agreements as reasonably requested by either party in connection with the exploration of such alternatives. Seller and Buyer agree that the expenses either party incurs to consummate the ultimate transaction(s) contemplated hereunder, along with the benefits of the transaction(s) hereunder, shall be subject to negotiation by the parties as to their allocation. The parties hereto acknowledge and agree that the consummation of any transaction that may be contemplated by this Article XXV, and the obligation of the parties with regard thereto, is subject to and specifically conditioned upon (aa) the negotiation and execution of acceptable agreements in form and content acceptable to each party, in their respective reasonable discretion, (bb) the receipt of any required governmental approval(s), and (cc) the receipt of necessary consents, in form and content acceptable to Seller and its counsel, of Seller's constituent partners, Seller's Lenders, Seller's fuel suppliers (currently Shell Canada Limited) and, if required, the consent of Seller's gas transporter and steam host. Nothing in this
         Article XXV shall be construed so as to require Seller to violate the confidentiality provisions of its fuel supply and transportation arrangements with third parties.

         13. A new article, designated XXVI, is added to the Agreement and shall read as follows:

         ARTICLE XXVI - NO PARTNERSHIP OR AGENCY RELATIONSHIP

         This Agreement shall not be interpreted or construed to create an association, joint venture or partnership between the parties hereto or to impose any partnership obligations or liability upon either party. Further, neither party (nor such party's employees, representatives, agents and subcontractors) shall have any right, power or authority to enter into any agreement or undertaking for or on behalf of, to act as or be an agent or representative of, or to otherwise bind the other party. It is covenanted and agreed that neither party shall act or make any representation to any person or persons whomsoever to the effect that such party, its agents, representatives, or subcontractors is the agent or agents of the other party.

         14.  The second to last sentence of the second paragraph of Exhibit B
- Performance Guarantee, which appears on page B-25 of the Agreement, shall be revised to read as follows:

         The capacity factor calculation will exclude curtailments made in accordance with Article X by subtracting the curtailed MWHRS from the maximum possible MWHRS, and will be performed using Potential Generation (as defined in Exhibit J) as the numerator in the appropriate formula(s). To the extent that the unavailability of the Plant would, absent this provision, result in (a) the Plant failing a capacity factor test under this Exhibit B - Performance Guarantee, with the attendant reduction in the rate paid by Buyer for electricity and (b) the Seller not receiving payment for Available Generation, then Buyer may be compensated for such unavailability in an amount equal to the greater of either (a) the payments withheld to Seller pursuant to Article XXI due to said unavailable generation for such unavailability or (b) the reduction in the rate payable by Buyer for electricity pursuant to Exhibit B - Performance Guarantee, but not both. Upon performing the capacity factor tests pursuant to Exhibit B - Performance Guarantee of the Agreement, Buyer shall compare any resulting reduction in rates that Buyer is permitted to initiate as a result of Seller's failure, if any, to satisfy said capacity factor test against the amount of payments withheld from Seller during the period over which the capacity factor test was performed. If the capacity factor test rate reduction is greater than the amount of withheld payments, then Buyer may initiate a reduction in the rates payable to Seller for electricity for that period of time necessary to recover the positive difference between the reduction allowed under Exhibit B and the withheld payments for unavailable generation. If the capacity factor test reduction is less than the amount of withheld payments, then Buyer shall not be permitted to initiate any reduction in rates payable to Seller for electricity.

         15. The third through seventh paragraphs of Exhibit B - Pricing Description are revised to read as provided in Appendix D hereto.

         16.  The third paragraph of Exhibit B - security language - 8.
SECURITY FOR FRONT LOAD is revised by inserting the parenthetical "(assuming the Plant's power was sold under a must-run contract)" after "such payments", where it appears in the second sentence.

         17. This Amendment, and each of the new articles and exhibits added to the Agreement, shall become effective when executed by Buyer and Seller, subject to a condition subsequent of Seller's constituent limited partners ("Limited Partners") and Lenders' consents. In the event that the Limited Partners' and Lenders' consents are not obtained within ninety (90) days after the effective date of this Amendment, or the Limited Partners or Lenders insist on any material modification to this Amendment as a condition to its consent, Buyer may terminate this Amendment upon written notice to Seller without any liability by Buyer to Seller. Seller shall submit this Amendment to the Limited Partners and Lenders promptly after the Amendment is fully executed and Seller shall use its reasonable efforts (a) to obtain the Limited Partners' and Lenders' consents and (b) to keep Buyer apprised of Seller's discussions with such entities regarding requests for such consents.

         The Limited Partners and Lenders may consent to all or part of this Agreement, and this Amendment shall survive to the extent to which the Limited Partners' and Lenders grant their consents, provided, however, that the Limited Partners and Lenders must consent, to (a) the entirety of proposed Article XXI of the Agreement, and related provisions, as proposed in paragraphs 1, 2, 4, 5, 6, 7, 8 and 9 of this Amendment, and (b) identical terms.

         18. Notwithstanding Article XIX of the Agreement, Buyer and Seller hereby agree that the effectiveness of this Amendment is not contingent upon, or otherwise subject to, the approval of the New York State Public Service Commission.

         19. Except as otherwise modified by this Amendment, the terms of the Agreement remain unchanged and in full force and effect.

         20. Seller and Buyer agree that this Agreement constitutes Confidential Matter as defined in the Confidentiality Agreement between Seller and Buyer, and Seller agrees to support any request for trade secret protection for this Amendment made by Buyer to the New York Public Service Commission.

         IN WITNESS WHEREOF, Buyer and Seller have caused this Amendment to be executed as of the day and year first above written.

                             NEW YORK STATE ELECTRIC & GAS
                                CORPORATION


                              /s/ JACK H. ROSKOZ
                             ---------------------------------
                             Jack H. Roskoz
                             Senior Vice President -
                               Electric Business Unit


                             SARANAC POWER PARTNERS, L.P.

                             By:  Saranac Energy Company, Inc.
                                ------------------------------
                                  Its General Partner


                             By: /s/ MARTIN H. YOUNG
                                ------------------------------
                                Name:  Martin H. Young
                                Title:  Senior Vice President
                                        and Chief Financial
                                        Officer

State of New York  )
                   )    ss.:
County of Broome   )


         On this 8th day of March 1994, before me personally came Jack H. Roskoz, to me personally known, who, being by me duly sworn, did depose and say that he resides at 32 Cresmont Road, Binghamton, N.Y., that he is the Senior Vice President - Electric Business Unit of New York State Electric & Gas Corporation, the corporation described in and which executed the foregoing document; and that he acknowledged to me that he executed the foregoing document by authority of the Board of Directors or By-Laws of New York State Electric & Gas Corporation.



                             /s/ JOANNE M. WHALEN
                             ---------------------------
                                  Notary Public


State of Texas     )
                   )    ss.:
County of Harris   )

         On this 24th day of February 1994, before me personally came Martin H. Young to me personally known, who, being by me duly sworn, did depose and say that he resides at 3 Red Sable Point; The Woodlands, Texas; that he is the Senior Vice President & CFO of Saranac Energy Company, Inc., the corporation described in and which executed the foregoing document as a general partner of Saranac Power Partners, L.P.; and that he acknowledged to me that he executed the foregoing document by authority of the Board of Directors or By-Laws of Saranac Energy Company, Inc.

                                  /s ANNA GARCIA
                                  --------------------------
                                       Notary Public

                                      APPENDIX A
                                      ----------

                           EXHIBIT I - OPERATING PROCEDURES

A.  INFORMATION TO BE SUPPLIED BY SELLER TO BUYER

    a. At least thirty (30) days prior to the Commercial Operation Date, and on or before each January 15 thereafter during the term of this Agreement, Seller shall provide to Buyer in writing an estimate of the Variable Cost for that calendar year. Following the Commercial Operation Date, on or before the fifteenth (15th) day of each month during the term of this Agreement, Seller shall provide to Buyer in writing an updated estimate of the Variable Cost for the upcoming month. Seller shall furnish to Buyer, with the estimates provided to Buyer hereunder, those documents and data used by Seller to calculate the estimate of the yearly or monthly Variable Cost.

    b. Within ninety (90) days after the effective date of this Amendment, Seller shall provide to Buyer a heat rate curve designating the Plant's heat rate for the following load levels based on the average monthly ambient temperatures expected at the Plant site: operation at 100% of the maximum net output that can safely and reliably be achieved under expected operating conditions (but in no event greater than 240 MW), 75% of such level, 100% of the maximum net output that can safely and reliably be achieved under expected operating conditions with one of the Plant's gas-fired turbines shut down, and 75% of such level (such outputs correspond to the following nominal outputs: 240, 187, 115 and 90 MW based on the average ambient temperatures expected at the Plant site). The set of heat rate curves shall identify a heat rate curve applicable to each month of the calendar year taking into account the expected average ambient temperature for each month. On or before each January 15 after the Commercial Operation Date and before the expiration of the term of this Agreement, Seller shall provide updated versions of said heat rate curves based on testing of the Plant's heat rate during the prior calendar year and, as appropriate, revised estimates of expected average monthly ambient temperatures. The Plant's heat rate shall be tested during normal Plant operating conditions. Buyer shall be afforded the opportunity to have a representative present at any heat rate test of the Plant. Seller shall provide to Buyer a two (2) week written notice of any heat rate test of the Plant. Buyer shall have the right to review the data used by Seller to create the heat rate curves provided to Buyer hereunder.

B.  BUYER'S SCHEDULING INSTRUCTIONS

    a. Commencing on the date that Seller receives the consent of its Lenders and Limited Partners to this Amendment, by no later than the Scheduling Deadline (as defined herein) for each Gas Day (as defined herein), Buyer shall notify Seller of the expected schedule for the Plant for such Gas Day (the
"Schedule"). For the purposes of this Agreement: (1) a Gas Day shall be the twenty-four (24) hour period beginning at the time specified for the commencement of a "day" by the tariff issued by Seller's gas transporter (for gas delivered to the United States' border with Canada at a point near Napierville, Quebec, Canada and applicable to Seller's gas supply) and ending at the same time on the following day; (2) the Scheduling Deadline for any particular Gas Day shall be 11:00 A.M.
Eastern Time of the business day prior to the Gas Nomination Deadline for such Gas Day, adjusted forward or back in concert with any changes in the Gas Nomination Deadline; provided, however, that adjustments related to a change in the Gas Nomination Deadline shall not increase the time span between the Gas Nomination Deadline and the start of the associated Gas Day by more than six (6) hours; and (3) the Gas Nomination Deadline for any particular Gas Day shall be the deadline for notifying Seller's gas transporter of the amount of gas to be transported during such Gas Day, as such deadline is established in the tariff issued by Seller's gas transporter for gas delivered to the United States border with Canada at a point near Napierville, Quebec, Canada and applicable to Seller's gas supply. Currently, Seller's gas transporter is TransCanada PipeLines Limited; a Gas Day commences each day at 8 A.M. Eastern Standard Time and ends at 8 A.M. the following day; and the Gas Nomination Deadline is 11 A.M. Mountain Time of the day prior to the day on which a Gas
Day commences. Seller agrees to promptly notify Buyer in the event that Seller's gas transporter amends its tariff in a manner that affects the Scheduling Deadline or the period covered by a Gas Day.

    b. The Schedule shall be transmitted by Buyer to Seller by facsimile, and receipt of which shall be confirmed by telephonic message from Seller to Buyer. The Schedule shall be transmitted to Seller on a form to be finalized by Seller and Buyer within ten (10) days following the execution of Amendment No. 2 to the Agreement by Seller and Buyer. The Schedule shall include the operating levels for the applicable period (Gas Day), which shall be either 100% of the maximum net output that can safely and reliably be achieved under actual operating conditions (but in no event greater than 240 MW), 75% of such level, 100% of the maximum net output that can safely and reliably be achieved under actual operating conditions with one of the Plant's gas-fired turbines shut down, and 75% of such level (such output levels correspond to the following nominal outputs: 240, 187, 115 and 90 MW, based on the average ambient temperatures expected at the Plant site). The Schedule shall be consistent with the provisions of this Exhibit I. Should Buyer fail to provide a Schedule to Seller, Seller shall operate the Plant at its discretion (not to exceed 240 MW) until such period (Gas Day) as Seller receives a timely Schedule from Buyer. On the twentieth (20th) day of each month during the term of this Agreement, Buyer shall provide to Seller in writing a preliminary schedule for operation of the Plant for the upcoming month. Buyer shall have the right to modify this preliminary monthly schedule pursuant to this section b.

    c. Buyer shall have the right to request a modification of the previously scheduled operating level of the Plant for any particular period (Gas Day), or remaining part thereof, by providing telephonic notice to Seller no later than five and one-quarter (5 1/4) hours prior to the commencement of the hour for which the change in the Schedule is being requested by Buyer, provided that said scheduling directive is consistent with the provisions of this Exhibit I.
Buyer may make its request in the form of a direction to Seller to implement the modification to the schedule for said Gas Day provided that the incremental costs to be incurred by Seller are equal to or less than an amount specified by Buyer.

    d. In the event Buyer requests a modification to a scheduled operating level of the Plant pursuant to subparagraph c above, Seller shall promptly use reasonable efforts to obtain the approval of its non-affiliated gas suppliers and transporters (currently, Shell Canada Limited and TransCanada PipeLines Limited, respectively) and determine its costs of complying with such a request. If Seller succeeds in obtaining the consent of its non-affiliated gas suppliers and transporters and Seller reasonably determines that its cost of complying with such request would not exceed the upper bound on costs, if any, previously specified by Buyer, then Seller shall modify the Plant's operation to match Buyer's request and promptly notify Buyer of the same. Buyer shall reimburse Seller for all incremental costs reasonably incurred by Seller as a result of such change, but in no event shall those costs exceed the ceiling on incremental costs, if any, specified by Buyer and furnished to Seller in writing in advance of such modification as provided for by subparagraph c above. If Seller is unable to obtain the consent of its non-affiliated gas suppliers and transporters or

Seller reasonably determines that its cost of complying with such request would exceed the upper bounds on costs, if any, previously specified by Buyer, then (i) Seller shall promptly so notify Buyer, (ii) Seller shall not be required to modify its operation to match Buyer's request, and (iii) any megawatt-hours included in any such request shall not be used in determining Requested Scheduling and the number of megawatthours Buyer requested for the purposes of Article XXI(1), except to the extent that such MWHs were scheduled by Buyer prior to such request.

    e. Upon one (1) hours' telephonic notice to Seller, Buyer may request a modification in the scheduled operating level of the Plant from 240 MW to 187 MW, or from 187 MW to 240 MW, for a particular hour in a Gas Day provided said scheduling change(s) do not result in a modification of the volume of gas nominated for Seller for said Gas Day, and Seller shall comply with that request without requiring reimbursement from Buyer for incremental costs, and provided further that said rescheduling does not eliminate the required eight (8) consecutive hour operating period of the Plant at 240 MW.

    f. Buyer's scheduling directions to Seller shall be subject to the following parameters:

         i. Buyer may schedule the Plant to operate at any of the following levels: 100% of the maximum net output that can safely and reliably be achieved under actual operating conditions (but in no event greater than 240
MW), 75% of such level, 100% of the maximum net output that can safely and reliably be achieved under actual operating conditions with one of the Plant's gas-fired turbines shut down, and 75% of such level (such output levels correspond to the following nominal outputs: 240 MW, 187 MW, 115 MW, and 90 MW based on average ambient temperatures expected at the Plant site); provided, however, that during any Gas Day, Buyer may schedule the Plant to operate at either 240 or 187 MW for each hour of that Gas Day provided the Plant operates at 240 MW during said Gas Day for a period of at least eight (8) consecutive hours;

         ii. the start-up time for a gas turbine shall be TWO (2) hours if a cold start (which is defined as after a shutdown of FOUR (4) hours or more) is scheduled, and ONE (1) hour if a hot start (which is defined as after a shutdown of less than FOUR (4) hours) is scheduled;

         iii. in the event that (1) Seller's gas transporter's tariff(s) covering the transportation of Seller's fuel is amended, revised or otherwise changed, and (2) Seller notifies Buyer in writing of such amendment, revision or change, Buyer thereafter shall not schedule the Plant in a manner that would cause Seller to violate or breach any nomination requirement(s) contained in the tariff of Seller's transporter, as in effect from time to time; provided, however, that if said amendment, revision or change to the tariff of Seller's fuel transporter has a material and adverse impact on Buyer's ability to schedule the operation of the Plant, Buyer and Seller shall commence good faith negotiations, upon Seller's receipt of written notice from Buyer requesting same, and continue same for a period of sixty
(60) days for an amendment to this

Agreement restoring to Buyer scheduling and other rights commensurate with those embodied in Amendment No. 2 to this Agreement. If Seller and Buyer fail to so finalize such an amendment within said sixty (60) day period, then Buyer shall have the option to, in addition to other remedies and rights under this Agreement, to rescind Amendment No. 2 to this Agreement, and upon such rescission Buyer's right to curtail the electric generation of the Plant shall be reinstated to the extent said right was waived under Amendment No. 2 to this Agreement; provided, however, that such option shall only apply if Buyer notifies Seller within sixty (60) days of the expiration of the sixty (60) day period for finalizing an amendment of its intent to rescind Amendment No. 2; provided, further, that any notice to rescind Amendment No. 2 pursuant to this
Exhibit I shall be in writing and any such notice shall state that the rescission of Amendment No. 2 shall be effective as of the last day of the first month that ends at least ten (10) business days after Seller receives such written notice;

         iv.  the minimum scheduled downtime for a gas turbine shall be eight
(8) hours, and the minimum run time between gas turbine start and stop shall be eight (8) hours;

         v. Seller shall endeavor to transition between operating states as quickly as is reasonably feasible, based on equipment specifications, operating conditions, project contracts and other relevant limiting factors. The expected average minimum ramp rate shall be 1,000 KW per minute (up or down) except that for transitions between generating states that do not require a gas turbine start, the expected ramp rate will be up to 5,000 KW per minute (up or down), as requested by Buyer;

         vi. provided that Seller's auxiliary boiler has not been unavailable for more than ten (10) days in the Gas Supply Year in which Buyer schedules the Plant hereunder, which unavailability shall be verified by Buyer through its inspection of Seller's documents relating to the outages of its auxiliary boiler, Buyer shall not schedule the Plant so as to require Seller to take a turbine off-line during periods in which Seller's auxiliary boiler is temporarily unavailable for operation, whether due to maintenance or otherwise for reasons beyond Seller's reasonable control;

         vii. the maximum number of gas turbine starts during any calendar year shall be 50; provided, however, that a start of a gas turbine following a forced outage or scheduled outage shall not constitute a start for purposes of this section vii; and

       viii. except as provided in Article XXI(1) of this Agreement, the maximum reduction in the Plant's electric output that can be scheduled by Buyer during any gas supply year ("Gas Supply Year") is 200,000 megawatt hours. For the purposes of this Agreement, a Gas Supply Year shall mean (1) in the case of the first Gas Supply Year, the period commencing at 12:00:01 a.m. on the Commercial Operation Date and concluding with the last day of the calendar month that encompasses a period of at least twelve (12) full, consecutive calendar months but less than thirteen (13) full, consecutive calendar months, and (2) thereafter, the period commencing at 12:00:01 a.m. on the first day immediately following the last day of the prior Gas Supply Year and continuing for twelve (12) full, consecutive calendar months.

         The amount of reduction in electric output scheduled by Buyer shall be calculated by determining the difference, in each hour that the Plant is available for scheduling, between 240 megawatts (or such lower maximum operating state that the Plant could have achieved during said hour if the Plant had not been scheduled by Buyer) and the output scheduled by Buyer for that hour; provided that Plant's scheduled output shall never be deemed to exceed 240 megawatts and that, in any hour that the Plant was available for scheduling but was not scheduled by Buyer, the scheduled output shall be deemed to have been 240 megawatt hours. The sum of all such calculations for each hour since the start of the current Gas Supply Year shall represent the total amount of reduction to which the 200,000 megawatt hour (or such higher number as provided in Article XXI(I) upper limit applies.

    g. (i) If Buyer schedules the Plant at a level below 240 MW (the "Initial Level"), and then schedules the Plant to achieve a higher generating level (the "Requested Level") and the Plant (aa) cannot comply with this subsequent direction, the Plant will be deemed to have been unavailable at an operating level above the Initial Level for the time period from the hour the Plant was scheduled to commence operating at the Requested Level to the hour the Requested Level is achieved and no compensation shall be paid by Buyer for Available Generation above the Initial Level of operation during that deemed period of unavailability, or (bb) is able to return only to an operating level less than the Requested Level but more than the Initial Level (the "Interim Level"), the Plant will be deemed to have been unavailable at an operating level above the Interim Level for the time period from the hour the Plant was scheduled to commence operating at the Requested Level to the hour the Requested Level is achieved and no compensation shall be paid by Buyer for Available Generation above the Interim Level during that deemed period of unavailability.

    (ii) If Seller is unable to comply with Buyer's scheduling directions involving a Requested Level of 240 MW and an Initial Level of 187 MW, as such inability is described in subparagraphs (aa) and (bb) of paragraph (i), more than twenty percent (20%) of the time such directions have been given in the twelve (12) month period preceding a failure to follow such a direction, then the period of unavailability for such failure shall be deemed to have commenced at the hour that the Plant was scheduled to operate at the Initial Level of 187 MW.

    (iii) If Seller is unable to comply with Buyer's scheduling directions involving an Initial Level less than 187 MW (namely, involving the complete shut-down of one of the Plant's gas-fired generators), as such inability is described in subparagraphs (aa) and (bb) of paragraph (i), more than twenty percent (20%) of the time such directions have been given in the twelve (12) month period preceding a failure to follow such a direction or, if less than ten (10) such directions have been given in said twelve (12) month period, more than twenty percent (20%) of the last ten (10) such directions given to Seller, then the period of unavailability for such failure shall be deemed to have commenced at the hour that the Plant was scheduled to operate at the Initial Level.

    h. Seller shall immediately notify Buyer if (i) Seller elects to perform maintenance that would interfere with Buyer's ability to schedule the Plant within the bounds of this Agreement, or (ii) the Plant is otherwise unavailable, during any period that Buyer has directed the Plant to operate at a level other than 240 MW. If the Plant is derated by Seller for any reason, Seller shall notify Buyer immediately via facsimile transmission to Buyer's chief system dispatcher or such person's designee of the commencement and cessation hour for such derating period. To the extent that such derating is not the result of force majeure, or otherwise excused under the terms of this Agreement, and such derating conflicts with Buyer's ability to schedule the Plant as otherwise provided for by this Agreement, the Potential Generation (as defined in Exhibit J) of the Plant during this period shall be adjusted by Buyer accordingly.

    i. Notwithstanding any other provision of this Amendment, Seller shall not be required to comply with any Schedule supplied by Buyer to the extent that such Schedule would interfere with: (a) EPC performance testing for establishing project completion during the first six (6) months following the Commercial Operation Date; (b) DMNC testing, as required by this Agreement, as amended; and (c) testing in accordance with industry practices following major Plant overhauls and repairs;

provided however, that (aa) with respect to subparagraph (a) above, Seller shall provide prompt telephonic and written notice to Buyer upon the completion of such EPC performance testing, and (bb) with respect to subparagraph (c) above, Seller shall (aaa) provide prompt telephonic and written notice to Buyer upon the commencement and completion of all such major Plant overhauls and repairs, (bbb) limit such testing to no more than three (3) months, and (ccc) provide prompt telephonic and written notice to Buyer upon the completion of such testing.

                                      APPENDIX B
                                      ----------

                     EXHIBIT J - PAYMENT FOR AVAILABLE GENERATION
                     --------------------------------------------

         Provided that Buyer scheduled the operation of the Plant for said monthly billing pursuant to Article XXI of this Agreement, Buyer shall make a monthly payment to Seller for Available Generation equal to the monthly summation of the following formula calculated for each hour during the said billing period:

         Payment for Available Generation = AVG x (CR - (.95 x VC)) where

         AVG  =    Available Generation, shall be equal to PG - AG.

         PG   =    Potential Generation, is the number of KWH the Plant could have produced for said hour had the Plant been available and operated at the Potential Capacity (as defined on page J-2).

         AG   =    Actual Generation, shall be the number of KWH that are both scheduled for delivery by Buyer (based on the output state chosen by Buyer) and actually produced by the Plant and delivered to the delivery point for said hour, which amount shall not exceed 240 MW net when averaged over a five (5) minute period.

         CR   =    Contract Rate, shall be the rate specified in Exhibit B of this Agreement.

         VC   =    Variable Cost, designated in $/MWH, shall be defined for any hour during the billing period as the lesser of 105 percent of CR and the result of the following computation:

              (DFC x (PHFC - SHFC))/AVG, where

              DFC  =    Delivered Variable Fuel Cost ($/BTU);

              PHFC =    Potential Hourly Fuel
                        Consumption (BTU/hour) = PC x HRPC;

              PC   =    Potential Capacity = The number of MW the Plant was
                        available to produce, which amount shall not exceed 240
                        MW;

              HRPC = The heat rate of the Plant at the Potential Capacity (BTU/MW); as indicated on the appropriate heat rate curve provided by Seller to Buyer in accordance with
                        Exhibit I;

              SHFC =    Scheduled Hourly Fuel
                        Consumption (BTU/hour) = SC x HRSC;

              SC   =    Scheduled Capacity = The number of MW the Plant was
                        directed by Buyer to produce based on the output state chosen by Buyer to produce pursuant to Article XXI; and

              HRSC = The heat rate of the Plant at the Scheduled Capacity (BTU/MW) as indicated on the appropriate heat rate curve provided by Seller to Buyer in accordance with
                        Exhibit I.

    No payment shall be made by Buyer for electric energy delivered by Seller to the extent such energy exceeds the amounts scheduled for delivery by Buyer; provided that, if Buyer fails to provide a Schedule to Seller for a particular period, Buyer shall be deemed to have scheduled the Plant to operate at its maximum safe and reliable output under actual operating conditions (not to exceed 240 MW net when averaged over any five (5) minute period) until a Schedule consistent with Exhibit I is timely delivered by Buyer to Seller. For those periods during which the Plant is ramping up or ramping down to an operating level scheduled by Buyer, the number of KWH metered by Buyer at the delivery point shall be considered Actual Generation for purposes of this Agreement.

                                      APPENDIX C
                                      ----------

                                      EXHIBIT K
                                      ---------

                              PAYMENT FOR START-UP COSTS
                              --------------------------

    In addition to payments for Actual Generation and Available Generation, Buyer shall pay Seller an amount for each start-up of a gas turbine requested by Buyer pursuant to Article XXI of this Agreement equal to five thousand dollars ($5,000.00) for calendar year 1994, which amount shall escalate at a compounded rate of four (4) percent each calendar year as set forth below:

         Calendar Year                      Start-Up Cost
         -------------                      -------------
             1994                           $ 5,000.00
             1995                             5,200.00
             1996                             5,408.00
             1997                             5,624.32
             1998                             5,849.29
             1999                             6,083.26
             2000                             6,326.60
             2001                             6,579.66
             2002                             6,842.85
             2003                             7,116.56
             2004                             7,401.22
             2005                             7,697.27
             2006                             8,005.16
             2007                             8,325.37
             2008                             8,658.38
             2009                             9,004.72
             2010                             9,364.91
             2011                             9,739.50

                                      APPENDIX D
                                      ----------

          With regard to Period A, all electricity delivered by Seller to Buyer during peak hours shall constitute Class I electricity. In addition, all electricity delivered by Seller to Buyer during off-peak hours shall constitute Class I electricity up to a maximum number of off-peak KWh such that the ratio of peak to off-peak hours in the then current billing period shall equal the ratio of Potential Peak Generation to Class I off-peak KWh delivered during the same period. (Kilowatt hours of Potential Peak Generation shall be calculated by summing the Potential Generation (as defined in Exhibit J) in each peak hour of the relevant billing period). Except as otherwise as provided below, any electricity delivered during off-peak in excess of that maximum number of off-peak KWh shall be considered Class II electricity and shall be paid for at a rate equal to Buyer's off-peak short-run avoided cost as defined in Exhibit H.

          If the number of KWh delivered during the off-peak hours in any billing period is less than the maximum off-peak permitted for Class I, the difference between such maximum permitted amount and the amount actually delivered shall be tracked in a notional account. In the event that in later billing periods, there is an excess of off-peak KWh hours in comparison to the maximum Class I off-peak KWh permitted, such additional off-peak KWh shall also be paid for at the Class I rate up to any amount then in the notional account and the notional account will be reduced by the additional KWh paid for at the Class I rate.

          With regard to the offset to be applied during Period A, no offset shall be applied through the end of 1994 (the period during which LRAC is less than 6 cents/KWh under the Commission's current estimate). Instead, the period between commencement of commercial operation to the end of 1994 shall be used to establish the Plant's base output. Specifically, a second notional account shall be used to track (1) the total number of Class I KWh purchases by Buyer through the end of 1994 plus the total amount of Available Generation (as defined in Exhibit J) paid for based on a Contract Rate (as defined in Exhibit J) equal to the Class I electricity rate through the same period less Variable Cost (as defined in Exhibit J), and (2) the total number of hours from the time of commercial operation through the end of 1994. The first number will then be divided by the second to compute the Plant's Base Output.

          Commencing in January 1995 and for each monthly billing period thereafter through the end of Period A, the sum of the Potential Generation of the Plant for each hour of the current monthly billing period and the preceding eleven monthly billing periods shall be divided by the total number of hours in the same twelve monthly billing periods less any hours of Force Majeure outages in the same period; the resulting number shall be referred to as the Plant's "Current Output."

          If the Plant's Current Output is less than the Plant's Base Output, then an offset in the amount of that difference times twelve times the difference between Buyer's short-run avoided cost as defined in Exhibit H and six cents/KWh times the number of hours in the then current billing period shall be applied to the amount due from Buyer during that billing period; provided, however, that if six cents/KWh exceeds Buyer's short-run avoided cost as defined in Exhibit H, then no offset shall be applied. In any monthly billing period that an offset is applied, the Plant's total Potential Generation for the corresponding period shall be deemed to equal the Plant's Base Output times the number of hours in that period for the purpose of all future calculations of offsets.